Exhibit 99.1
For release at 5:00 AM PST, March 28, 2011
BigBand Announces Changes to the Board of Directors
REDWOOD CITY, Calif., March 28, 2011 (BUSINESS WIRE) — BigBand Networks, Inc., (NASDAQ: BBND), a leader in digital video networking, today announced changes to its Board of Directors. The Company has appointed Richard C. Smith to its Board of Directors. In addition, the Company announced that Dennis Wolf will be stepping down from the Board.
Richard C. Smith has worked as a private consultant and has held executive and board positions with leading cable and broadband telecommunications companies. Most recently, Mr. Smith was on the Board of Directors of CommScope, Inc. Mr. Smith held various executive positions with General Instrument Corporation, including Executive Vice President, Vice President of Business Development, and Vice President, Taxes and Corporate Treasurer. He was also Corporate Vice President and Director of Business Development of the Broadband Communications Sector of Motorola, Inc. Mr. Smith holds a bachelors degree in business administration from Boston College and a juris doctorate from Georgetown University Law Center.
“We welcome Dick to our Board and look forward to his contributions as a valued and experienced broadband and telecommunications executive,” commented Amir Bassan-Eskenazi. “We would also like to thank Dennis for his counsel and expertise in guiding BigBand through the past several years, and we wish him well in his future endeavors. We recognize the increased demands that have been placed on his time as a CFO for a fast paced, growth company and thank him for his contributions.”
About BigBand Networks
BigBand Networks, Inc. [NASDAQ: BBND] provides broadband service providers with innovative digital video networking solutions designed to make it easier to move, manage and monetize video. These solutions are based on BigBand’s video-networking platforms that are built to enable efficient and reliable delivery across a wide range of services, including digital TV, high definition TV, advanced advertising, IPTV, video-on-demand and interactive TV. BigBand Networks has done business with more than 200 customers in North America, Asia and Europe — including seven of the ten largest cable and telco service providers in North America. BigBand Networks is based in Redwood City, Calif., with offices worldwide. For additional information about the company, please call +1.650.995.5000, email info@bigbandnet.com or visit www.bigbandnet.com.
BigBand Networks’ brand and product names are service marks, trademarks or registered trademarks of BigBand Networks, Inc. in the United States and other countries. All other marks are the property of their respective owners.